Exhibit 99.1

7000 Shoreline Ct., Suite 370
South San Francisco, CA 94080
(650) 588-6404
www.hanabiosciences.com
        Investor & Media Contacts:
Investor Relations Team
investor.relations@hanabiosciences.com
ph. (650) 588-6641

Invigorate Communications
Gregory Gin
ggin@invigoratepr.com
ph. (908) 376-7737

HANA BIOSCIENCES REPORTS THIRD QUARTER 2008 RESULTS

South San Francisco, CA (November 13, 2008) - Hana Biosciences (Nasdaq:HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced its financial results and operational highlights for the third quarter ended September 30, 2008.

"During the third quarter of 2008, we continued to achieve significant progress on advancing our pipeline of dose-intensifying and compliance-enhancing oncology product candidates that address sizeable commercial opportunities, as evidenced by the positive results from our two key pipeline candidates, Marqibo and menadione," said Steven R. Deitcher, M.D., President and Chief Executive Officer of Hana Biosciences. "We expect to build on this progress during the coming months as we continue to focus our investment spending, and we remain on track to achieve multiple near-term milestones, in these highest priority initiatives."

Third Quarter 2008 Key Achievements

•
Marqibo® for adult acute lymphoblastic leukemia (ALL): Hana’s registration-enabling Phase 2 rALLy pivotal clinical trial of Marqibo (vincristine sulfate injection, OPTISOME™) successfully achieved the pre-specified protocol requirement of at least 3 complete responses or complete responses without full platelet recovery among the first 29 evaluable patients to proceed to full enrollment of 56 patients with ALL in second relapse. After Hana completes enrollment of the first 29 patients, the data will be submitted to the Independent Data Monitoring Committee (IDMC), which will examine the interim safety results of the trial. During the third quarter, Marqibo received orphan drug designation from the European Medicines Evaluation Agency in adult ALL. Hana previously received orphan drug and fast track designations for Marqibo for adult ALL from the U.S. Food and Drug Administration. The Company expects the IDMC interim analysis of the rALLy trial, as well as efficacy and safety updates from the trial during the first quarter of 2009.

•
Menadione Topical Lotion for EGFRI-associated skin rash: Data presented at the European Society for Medical Oncology Conference demonstrated that topical menadione did not affect the anti-tumor effect of erlotinib (Tarceva®), an approved epidermal growth factor receptor inhibitor (EGFRI), in preclinical models. Other preclinical data presented at the meeting showed menadione’s ability to restore kinase activity in the presence of specific kinase inhibitors. These data indicate that treatment with menadione may result in restoration of normal cell turnover rates and prevent skin toxicities that result from inhibition of protein kinases associated with tumor growth signaling pathways, such as the tyrosine kinases MEK, CDK and RAF. Hana is currently evaluating menadione in a Phase 1 clinical trial for the treatment and/or prevention of EGFRI associated skin toxicities, and expects top-line data during the fourth quarter of 2008. Currently, there are no FDA-approved products or therapies available to treat these skin toxicities.

•
Alocrest™ for solid tumor cancers and lymphomas: At the European Society for Medical Oncology Conference, Hana presented Phase 1 data for Alocrest, the Company’s OPTISOME™ encapsulated formulation of vinorelbine tartrate. Overall, this study achieved a disease control rate of 47 percent, including three of four elderly non-small cell lung cancer (NSCLC) subjects who achieved stable disease. Of 27 subjects with refractory solid tumors and 3 subjects with NHL evaluable for efficacy, one patient achieved a Partial Response (unconfirmed) and 13 patients achieved Stable Disease. Alocrest was generally well-tolerated with reversible neutropenia as the most common dose limiting toxicity, and a maximum tolerated dose comparable to unencapsulated vinorelbine in heavily pre-treated patients.

Subsequent Events

•
In November 2008, Hana initiated a Phase 1 trial with Brakiva™ (topotecan liposomes injection, OPTISOME™) in advanced solid tumors in patients with small cell lung and ovarian cancers. The primary objective is to evaluate the safety, tolerability, and to determine the maximum tolerated dose of Brakiva when administered to subjects with tumors that have relapsed, are refractory to standard treatment, or for whom there is no standard therapy available. Secondarily, the study will assess the pharmacokinetic (PK) profile of Brakiva and examine the PK/pharmacodynamic relationship between measures of exposure and effect. Data is expected at the end of 2009.

Third Quarter 2008 Financial Results

The Company reported a net loss of $5.2 million, or $0.16 per share, for the three months ended September 30, 2008 compared to $ 5.1 million, or $0.16 per share, for the same period in 2007.

Research and development expense for the quarter ended September 30, 2008 was $4.3 million, compared to $5.7 million for three months ended September 30, 2007. The decrease in research and development costs was primarily due to decreased spending on earlier-stage pipeline programs partially offset by increased spending for clinical development of Marqibo and menadione.

General and administrative expenses totaled $1.0 million for the quarter ended September 30, 2008 compared with $0.5 million for the three months ended September 30, 2007. The increase was primarily due to an increase in employee related stock option expenses.

Cash used in operations was $5.5 million for the quarter ended September 30, 2008. As of September 30, 2008, the Company had cash and cash equivalents and available-for-sale securities of $3.8 million. In October 2007, the Company entered into a $30 million financing commitment with Deerfield Management, a leading healthcare investment fund, to finance ongoing working capital requirements of the development of the Company’s pipeline of product candidates. On October 14, 2008, the Company borrowed $12.5 million under the agreement and on November 5, 2008 requested an additional $2.5 million.

“Our current cash balance along with the funds available through the Deerfield agreement will enable us to deliver valuable Phase 2 clinical data for Marqibo, and to further advance our lead pipeline programs," said John Iparraguirre, Vice President and Chief Financial Officer.

Conference Call

Hana Biosciences' management will host a conference call discussion today, November 13, 2008, at 5:00pm ET, 2:00pm PT.

Date:	Thursday, November 13, 2008
Time:	5:00pm ET, 2:00pm PT
Dial-in (U.S. and Canada):	(877) 407-8031
Dial-in (International):	(201) 689-8031
Webcast:	www.hanabiosciences.com

A replay of this call will be available for one week by dialing (877) 660-6853 U.S./Canada and (201) 612-7415 for International participants. When prompted, enter Account Number #286 and Conference ID #301599. An archived version of the webcast will also be available via the company's website for 14 days following the call.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (Nasdaq:HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to strengthen the foundation of cancer care. The company is committed to creating value by building a best-in-class team, accelerating the development of lead product candidates, expanding its pipeline by being an alliance partner of choice, and nurturing a unique company culture. Further information on Hana Biosciences can be found at www.hanabiosciences.com.

# # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding, the timing progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

HANA BIOSCIENCES, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$3,743,357	$20,795,398
Available-for-sale securities	72,000	96,000
Prepaid expenses and other current assets	738,491	489,293
Total current assets	4,553,848	21,380,691

Property and equipment, net	445,436	432,529
Restricted cash	125,000	125,000
Debt issuance costs	1,395,296	1,423,380
Total assets	$6,519,580	$23,361,600

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$270,311	$1,682,739
Accrued other expenses	187,330	496,239
Accrued personnel related expenses	637,600	763,050
Leased equipment: short-term	48,085	13,919
Accrued clinical development costs	2,092,441	1,156,011
Total current liabilities	3,235,767	4,111,958

Notes payable	2,189,716	2,025,624
Warrant liabilities	2,032,523	4,232,355
Leased equipment: long-term	58,680	33,861
Total long term liabilities	4,280,919	6,291,840
Total liabilities	7,516,686	10,403,798

Stockholders' equity (deficit):
Common stock; $0.001 par value:
100,000,000 shares authorized, 32,386,130 and 32,169,553 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	32,386	32,170
Additional paid-in capital	103,903,612	101,843,390
Accumulated other comprehensive loss	(20,000)	(104,000)
Accumulated deficit	(104,913,104)	(88,813,758)
Total stockholders' equity (deficit)	(997,106)	12,957,802
Total liabilities and stockholders' equity (deficit)	$6,519,580	$23,361,600

HANA BIOSCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
License revenue	$--	$1,150,000	$--	$1,150,000

Operating expenses:
General and administrative	973,414	481,155	4,623,889	6,553,502
Research and development	4,347,265	5,730,859	13,031,060	17,442,556
Total operating expenses	5,320,679	6,212,014	17,654,949	23,996,058

Loss from operations	(5,320,679)	(5,062,014)	(17,654,949)	(22,846,058)

Other income (expense):
Interest income	39,997	265,307	271,361	972,932
Interest expense	(254,569)	(1,138)	(756,211)	(3,807)
Other expense, net	(8,516)	(42,418)	(51,380)	(61,057)
Gain or loss on derivative	382,152	--	2,199,833	--
Realized loss on marketable securities	--	(260,000)	(108,000)	(436,000)
Total other income (expense)	159,064	(38,249)	1,555,603	472,068

Net loss	$(5,161,615)	$(5,100,263)	$(16,099,346)	$(22,373,990)

Net loss per share, basic and diluted	$(0.16)	$(0.16)	$(0.50)	$(0.75)

Weighted average shares used in computing net loss per share, basic and diluted	32,385,366	31,197,295	32,265,010	29,958,487
Comprehensive loss:
Net loss	$(5,161,615)	$(5,100,263)	$(16,099,346)	$(22,373,990)
Unrealized holdings gains (losses) arising during the period	(20,000)	--	(128,000)	(456,000)
Less: reclassification adjustment for losses included in net loss	--	--	108,000	436,000

Comprehensive loss	$(5,181,615)	$(5,100,263)	$(16,119,346)	$(22,393,990)